     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2001

                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                             REGISTRATION STATEMENT
                                       ON

                                    FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               GETTY REALTY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     MARYLAND                                           11-3412575
          STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                            ------------------------
                              125 JERICHO TURNPIKE
                                   SUITE 103
                            JERICHO, NEW YORK 11753
                                  516-338-2600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                            RANDI YOUNG FILIP, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                              125 JERICHO TURNPIKE
                                   SUITE 103
                            JERICHO, NEW YORK 11753
                                  516-338-2600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              MARC D. BASSEWITZ, ESQ.                            EDWARD F. PETROSKY, ESQ.
                 LATHAM & WATKINS                             SIDLEY AUSTIN BROWN & WOOD LLP
                    SEARS TOWER                                   ONE WORLD TRADE CENTER
       233 SOUTH WACKER DRIVE -- SUITE 5800                       NEW YORK, NY 10048-0557
              CHICAGO, ILLINOIS 60606

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
              TITLE OF CLASS                   AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
      OF SECURITIES TO BE REGISTERED            REGISTERED             SHARE                PRICE         REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $0.01 per
  share(2)................................
Common Stock, par value $0.0l per
  share(3)................................     $150,000,000             (4)              $150,000,000        $37,500.00(5)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for shares of common stock or preferred stock that are issued upon conversion of preferred stock registered hereunder.

(2) Such indeterminate number of shares of preferred stock as may from time to time be issued at indeterminate prices or issuable upon conversion of other classes or series of preferred stock registered hereunder. Shares of preferred stock may be issued from time to time in one or more classes or series.

(3) Such indeterminate number of shares of common stock as may from time to time be issued at indeterminate prices or issuable upon conversion of preferred stock registered hereunder. Shares of common stock may be issued from time to time in one or more classes or series.

(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(5) Calculated pursuant to Section 6(b) of the Securities Act.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 14, 2001

PROSPECTUS

                                  [GETTY LOGO]

                               GETTY REALTY CORP.

                                  $150,000,000
                        PREFERRED STOCK AND COMMON STOCK

                             ----------------------

       We may from time to time offer an aggregate public offering price of up to $150,000,000 of shares of our preferred stock, par value $0.01 per share, or our common stock, par value $0.01 per share, on terms to be determined at the time of the offering.

       Our preferred stock or common stock may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this prospectus.

       The specific terms of the securities offered by this prospectus will be set forth in each prospectus supplement and will include, where applicable:

       - in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and

       - in the case of our common stock, any initial public offering price.

       In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus. These limitations are customary and appropriate to permit us to elect and thereafter preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

       Each prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of, the securities covered by the prospectus supplement.

       The securities offered by this prospectus may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                              MERRILL LYNCH & CO.
                             ----------------------

                The date of this prospectus is           , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    i
THE COMPANY.................................................    1
USE OF PROCEEDS.............................................    2
DESCRIPTION OF COMMON STOCK.................................    2
DESCRIPTION OF PREFERRED STOCK..............................    3
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK
  DIVIDENDS.................................................    8
PLAN OF DISTRIBUTION........................................    9
LEGAL MATTERS...............................................    9
EXPERTS.....................................................    9
WHERE CAN YOU FIND MORE INFORMATION.........................   10
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........   10

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since these dates.

     Unless otherwise indicated, the terms "Getty," "we," "us," and "our" refer to Getty Realty Corp. and, where appropriate, our subsidiaries.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus or in the applicable prospectus supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: risks associated with owning and leasing real estate generally; risks related to our businesses and our lessees; renewal of leases and re-letting of properties; risks relating to potential REIT election and failure to qualify after such an election; uninsured losses; environmental matters; risks relating to the payment of dividends and appreciation of equity; and other factors referenced in this prospectus and in the applicable prospectus supplement.

     You should not place undue reliance on forward-looking statements, which reflect our view only as of the date hereof. We undertake no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or the occurrence of unanticipated events.

                                  THE COMPANY

     We are one of the largest real estate companies in the United States specializing in the ownership, leasing and management of gasoline station/convenience store properties. As of May 31, 2001, we owned 750 properties and leased 342 additional properties in 13 states located principally in the northeastern United States. Substantially all of our properties are triple-net leased on a long-term basis to Getty Petroleum Marketing Inc., a wholly owned subsidiary of OAO LUKoil, Russia's largest vertically integrated oil company. Marketing is responsible for managing the actual operations conducted at these properties.

     Our predecessors trace back to 1955 with the ownership of one gasoline service station in New York City. As our business grew, we combined real estate ownership, leasing and management with actual service station operation. We became a public company in 1971 under the name Power Test Corp. In 1985, we acquired from Texaco the petroleum marketing assets of Getty Oil Company (including the Getty(R) trademarks) in the northeastern United States, and assumed the Getty name. We became one of the largest independent owner/operators of petroleum marketing assets in the country, serving retail and wholesale customers through a distribution and marketing network of Getty and other branded retail service stations.

     In 1997, we reorganized our businesses and completed the spin-off of our petroleum marketing business to our stockholders, who received a tax-free dividend of one share of common stock of Getty Petroleum Marketing Inc. for each share of our common stock. Following the reorganization and spin-off, Marketing held the assets and liabilities of our petroleum marketing operations and a portion of our home heating oil business. In 1998, we reorganized as a Maryland corporation and acquired Power Test Investors Limited Partnership, thereby acquiring fee title to 295 properties we had previously leased from the Partnership and which the Partnership had acquired in 1985 from Texaco. In that transaction, we issued to the former unitholders of the Partnership shares of our class A participating convertible redeemable preferred stock, which trades on the New York Stock Exchange under the symbol "GTY-PrA". We later sold the remaining portion of our home heating oil business. As a result, we are now exclusively engaged in the ownership, leasing and management of real estate assets, principally used in the petroleum marketing industry.

     In December 2000, Marketing was acquired by a U.S. subsidiary of OAO LUKoil. Over the past five years, Marketing has distributed on average over one billion gallons of petroleum products per year. Marketing purchases petroleum products principally from refiners and distributes them via its network of 9 terminal facilities, 36 throughput and exchange locations and approximately 1,300 retail outlets. Marketing leases approximately 1,000 retail outlets and 9 terminal facilities from us. Marketing reported annual sales and operating revenue of $832 million, $661 million and $891 million for its fiscal years ended January 31, 2000, 1999 and 1998, respectively. Based on Marketing's publicly available audited financial information, we believe that Marketing generated average annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rent expense) of approximately $77 million during this three-year period, and its ratio of EBITDAR to the sum of its rent and interest expense averaged 1.32x.

     In connection with Lukoil's acquisition of Marketing, we renegotiated our long-term master lease and other arrangements with Marketing. The master lease has an initial term of fifteen years, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis. We expect to receive approximately $57.5 million in lease rental from Marketing in 2001, and the master lease provides for annual 2% increases. The master lease is a "triple-net" lease, under which Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Certain financial obligations of Marketing under the master lease for at least the first three years of the lease are guaranteed by Lukoil (subject to governmental approvals) and an Austrian subsidiary of Lukoil.

     We own the Getty(R) trademarks for use in real estate and petroleum marketing operations in the United States, which we have licensed to Marketing on an exclusive basis in its current northeastern U.S.

marketing territory. We have also licensed the trademarks to Marketing on a non-exclusive basis outside that territory, subject to a gallonage based royalty.

     We are self-administered and self-managed through our management, which has owned, leased and managed gasoline stations and convenience store properties for more than 45 years. Our executive officers are engaged in the day-to-day management of our real estate exclusively. We administer nearly all management functions for our properties, including leasing, legal, data processing, finance and accounting. We intend to invest in real estate and real estate related investments when such opportunities arise consistent with our current investment portfolio.

     As previously reported in our filings under the Securities Exchange Act of 1934, our board of directors continues to evaluate the merits of electing to be taxed as a REIT. If we were to elect REIT status, we would be required to make a special distribution in an amount at least equal to our accumulated "earnings and profits" (as defined in the Internal Revenue Code) from the years during which we have operated as a taxable corporation, which was approximately $55 million as of December 31, 2000. Any "earnings and profits" distribution would be made to our common and class A preferred stockholders, and may include additional amounts representing our "earnings and profits" since January 1, 2001. If we determine to elect REIT status, we expect to fund any "earnings and profits" distribution with a portion of the net proceeds from a sale of securities offered by this prospectus and an applicable prospectus supplement. Payment of the distribution would be conditioned on the closing of such offering. If our board of directors declares an "earnings and profits" distribution, purchasers of securities issued under this prospectus would not receive any portion of the distribution.

     Our executive offices are located at 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, and our telephone number is 516-338-2600.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus to repay outstanding indebtedness, to acquire additional petroleum marketing properties and related facilities as suitable opportunities arise and for general corporate purposes. If we determine to elect REIT status, we intend to use a portion of the net proceeds from a sale of securities offered by this prospectus and an applicable prospectus supplement to make an "earnings and profits" distribution to our common and class A preferred stockholders as more fully described above. Purchasers of securities issued under this prospectus would not participate in any "earnings and profits" distribution.

                          DESCRIPTION OF COMMON STOCK

     We have the authority to issue 50,000,000 shares of common stock, par value $0.01 per share. At April 19, 2001, we had outstanding 12,548,287 shares of common stock. Our common stock is traded on the New York Stock Exchange under the symbol "GTY". The registrar and transfer agent for our common stock is Registrar and Transfer Company.

     The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of our preferred stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

     Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. The common stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our common stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

     Under Maryland law and our articles of incorporation, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of our common stock may be made only if, after giving effect to the distribution, our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. We have complied with this requirement in all of our prior distributions to holders of common stock.

                         DESCRIPTION OF PREFERRED STOCK

     We are authorized to issue 20,000,000 shares of preferred stock, par value $0.01, of which 3,000,000 shares are designated as class A participating convertible redeemable preferred stock. At April 19, 2001, we had outstanding 2,865,768 shares of class A preferred stock.

     Under our articles of incorporation, our board of directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

     The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable articles supplementary) and bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and our articles of incorporation, our board of directors is authorized to fix the number of shares constituting each class or series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors or a duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     You should refer to the prospectus supplement relating to the class or series of preferred stock offered thereby for specific terms, including:

     (1)  The class or series, title and stated value of that preferred stock;

     (2) The number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

     (4) Whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

     (5) The procedures for any auction and remarketing, if any, for that preferred stock;

     (6)  Provisions for a sinking fund, if any, for that preferred stock;

     (7)  Provisions for redemption, if applicable, of that preferred stock;

     (8)  Any listing of that preferred stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

     (10) A discussion of certain federal income tax considerations applicable to that preferred stock;

     (11) Any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock, in each case as may be appropriate to preserve our status as a REIT; and

     (12) Any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

     (1) senior to all classes or series of our common stock and to all of our equity securities the terms of which provide that those equity securities are subordinated to the preferred stock;

     (2) on a parity with all of our equity securities other than those referred to in clauses (1) and (3); and

     (3) junior to all of our equity securities which the terms of that preferred stock provide will rank senior to it.

DIVIDENDS

     Holders of shares of our preferred stock of each class or series shall be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

     Dividends on any class or series of our preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any class or series of our preferred stock for which dividends are noncumulative, then the holders of that class or series of our preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

     If any shares of our preferred stock of any class or series are outstanding, no full dividends shall be authorized or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, on a parity with or junior to the preferred stock of that class or series for any period unless:

          (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set part for that payment on the preferred stock of that class or series for all past dividend periods and the then current dividend period, or

          (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the preferred stock of that class or series.

     When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of that class or series, all dividends declared upon shares of preferred stock of that class or series and any other class or series of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that class or series and that other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend) and that other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of that series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless: (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, then no dividends (other than in our common stock or other stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment or other distribution shall be authorized or made upon our common stock or any of our other stock ranking junior to or on a parity with the preferred stock of that class or series as to dividends or upon liquidation, nor shall any common stock or any of our other stock ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of that stock) by us (except by conversion into or exchange for other of our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

REDEMPTION

     If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

     The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

     (1) that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of preferred stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

     (2) that class or series of preferred stock does not have a cumulative dividend, full dividends on the outstanding preferred stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; then

(x) no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that class or series; and (y) we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that class or series (except by conversion into or exchange for our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not violate any applicable stock ownership restrictions.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state:

     (1) the redemption date;

     (2) the number of shares and class or series of the preferred stock to be redeemed;

     (3) the redemption price;

     (4) the place or places where certificates for that preferred stock are to be surrendered for payment of the redemption price;

     (5) that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to those shares shall terminate.

     If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares of preferred stock, those shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to that class or series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of preferred stock will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that class or series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of preferred stock and all other classes or series of stock shall share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of that class or series of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of stock ranking junior to that class or series of preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation or merger with or into any other corporation nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

     Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to vote together as a single class with the holders of our common stock on an as-converted basis for each share held of record. Holders of class A preferred stock have the voting rights as are set forth in the articles of incorporation.

     Unless provided otherwise for any series of preferred stock, whenever dividends on any shares of that class or series of preferred stock shall be in arrears for six or more quarterly periods, regardless of whether those quarterly periods are consecutive, the holders of those shares of that class or series of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our board of directors (and our entire board of directors will be increased by two directors) at a special meeting called by one of our officers at the request of a holder of that class or series of preferred stock or, if that special meeting is not called by that officer within 30 days, at a special meeting called by a holder of that class or series of preferred stock designated by the holders of record of at least 10% of the shares of any of those classes or series of preferred stock (unless that request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until:

     (1) if that class or series of preferred stock has a cumulative dividend, then all dividends accumulated on those shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, or

     (2) if that class or series of preferred stock does not have a cumulative dividend, then all dividends for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

     Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class),

     (1) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that class or series of preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any of our authorized stock into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares; or

     (2) amend, alter or repeal the provisions of our articles of incorporation in respect of that class or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized shares of that class or series, in each case ranking on a parity with or junior to the preferred stock of that class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that class or series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect that redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of preferred stock.

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2001, for the eleven months ended December 31, 2000 and for the years ended January 31, 2000, 1999 and 1998 was 2.3x, 1.6x, 2.1x, 1.3x and 2.5x, respectively. For the year ended January 31, 1997, which predates the spinoff of our petroleum marketing business, earnings were inadequate to cover fixed charges by approximately $14.4 million.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges to earnings from continuing operations before income taxes. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of issue costs, whether expensed or capitalized.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities offered by this prospectus to investors directly. Any underwriter involved in the offer and sale of the securities offered by this prospectus will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities offered by this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities offered by this prospectus upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities offered by this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities offered by this prospectus for whom they may act as agent. Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters and dealers participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins, Chicago, Illinois and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Latham & Watkins and any counsel for any underwriters or dealers will rely on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock. Philip E. Coviello, one of our directors, is a partner of Latham & Watkins.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the SEC and are incorporated by reference in this prospectus:

     - Transition Report on Form 10-K for the transition period February 1, 2000 to December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

     - Definitive proxy statement filed on April 27, 2001.

     We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus.

     This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

     Copies of all documents which are incorporated by reference in this prospectus and the applicable prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or the applicable prospectus supplement is delivered, upon written or oral request. Requests should be directed to our secretary, 125 Jericho Turnpike, Suite 103, Jericho, New York 11753, 516-338-2600.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           [GETTY REALTY CORP. LOGO]

                               GETTY REALTY CORP.

                                  $150,000,000

                        PREFERRED STOCK AND COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                              MERRILL LYNCH & CO.

                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the securities are as follows:

Securities Act registration fee.............................  $37,500.00
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
New York Stock Exchange listing fees........................           *
Miscellaneous...............................................           *
                                                              ----------
                                                              $        *

---------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The articles of incorporation of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The articles of incorporation of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The articles of incorporation and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its articles of incorporation provides otherwise, which the Company's articles of incorporation does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or

(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *1.1     Form of Underwriting Agreement.

  3.1 Articles of Incorporation of Getty Realty Holding Corp, now known as Getty Realty Corp., filed December 23, 1997. (Filed as Exhibit 3.1 to Getty's Registration Statement on Form S-4 filed on January 12, 1998 (File No. 333-44065), included as
          Appendix D to the Joint Proxy Statement/ Prospectus that is a part thereof, and incorporated herein by reference.)

  3.2 Articles Supplementary to Articles of Incorporation of Getty for Class A Participating Convertible Redeemable Preferred
          Stock. (Filed as Exhibit 3.1 to Getty's Registration
          Statement on Form S-4 filed on January 12, 1998 (File No.
          333-44065), included as Appendix E to the Joint Proxy
          Statement/Prospectus that is a part thereof, and incorporated herein by reference.)

  3.3     By-Laws of Getty. (Filed as Exhibit 3.2 to Getty's
          Registration Statement on Form S-4 filed on January 12, 1998
          (File No. 333-44065), included as Appendix F to the Joint
          Proxy Statement/ Prospectus that is a part thereof, and incorporated herein by reference.)

  3.4     Articles of Amendment of Getty changing its name to Getty
          Realty Corp., filed January 30, 1998. (Filed as Exhibit 3.4 to Getty's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (File No. 001-13777) and incorporated herein by reference.)

 *4.1     Form of Articles Supplementary for preferred stock.

 *4.2     Form of preferred stock certificate.

 *4.3     Form of common stock certificate.

 *5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP

 *8.1     Opinion of Latham & Watkins regarding tax matters

 12.1     Statement Regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividends

 23.1     Consent of PricewaterhouseCoopers LLP

*23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (Contained in opinion filed as Exhibit 5.1.)

*23.3     Consent of Latham & Watkins. (Contained in opinion filed as
          Exhibit 8.1.)

---------------
* To be filed by amendment or incorporated by reference in connection with an offering hereunder.

ITEM 17.  UNDERTAKINGS.

     We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in that Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York on June 14, 2001.

                                          GETTY REALTY CORP.

                                          By:       /s/ LEO LIEBOWITZ
                                            ------------------------------------
                                                       Leo Liebowitz
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Leo Liebowitz, Thomas J. Stirnweis and Randi Young Filip, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
                 /s/ LEO LIEBOWITZ                   Chairman of the Board of Directors   June 14, 2001
---------------------------------------------------    and Chief Executive Officer
                   Leo Liebowitz                       (Principal Executive Officer)

              /s/ THOMAS J. STIRNWEIS                Corporate Controller and Treasurer   June 14, 2001
---------------------------------------------------    (Principal Financial and
                Thomas J. Stirnweis                    Accounting Officer)

                 /s/ MILTON COOPER                   Director                             June 14, 2001
---------------------------------------------------
                   Milton Cooper

              /s/ PHILIP E. COVIELLO                 Director                             June 14, 2001
---------------------------------------------------
                Philip E. Coviello

               /s/ HOWARD SAFENOWITZ                 Director                             June 14, 2001
---------------------------------------------------
                 Howard Safenowitz

               /s/ WARREN G. WINTRUB                 Director                             June 14, 2001
---------------------------------------------------
                 Warren G. Wintrub

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *1.1     Form of Underwriting Agreement.

  3.1 Articles of Incorporation of Getty Realty Holding Corp, now known as Getty Realty Corp., filed December 23, 1997. (Filed as Exhibit 3.1 to Getty's Registration Statement on Form S-4 filed on January 12, 1998 (File No. 333-44065), included as
          Appendix D to the Joint Proxy Statement/ Prospectus that is a part thereof, and incorporated herein by reference.)

  3.2 Articles Supplementary to Articles of Incorporation of Getty for Class A Participating Convertible Redeemable Preferred
          Stock. (Filed as Exhibit 3.1 to Getty's Registration
          Statement on Form S-4 filed on January 12, 1998 (File No.
          333-44065), included as Appendix E to the Joint Proxy
          Statement/Prospectus that is a part thereof, and incorporated herein by reference.)

  3.3     By-Laws of Getty. (Filed as Exhibit 3.2 to Getty's
          Registration Statement on Form S-4 filed on January 12, 1998
          (File No. 333-44065), included as Appendix F to the Joint
          Proxy Statement/ Prospectus that is a part thereof, and incorporated herein by reference.)

  3.4     Articles of Amendment of Getty changing its name to Getty
          Realty Corp., filed January 30, 1998. (Filed as Exhibit 3.4 to Getty's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (File No. 001-13777) and incorporated herein by reference.)

 *4.1     Form of Articles Supplementary for preferred stock.

 *4.2     Form of preferred stock certificate.

 *4.3     Form of common stock certificate.

 *5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP

 *8.1     Opinion of Latham & Watkins regarding tax matters

 12.1     Statement Regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividends

 23.1     Consent of PricewaterhouseCoopers LLP

*23.2 Consent of Ballard Spahr Andrews & Ingersoll, LLP (Contained in opinion filed as Exhibit 5.1.)

*23.3     Consent of Latham & Watkins. (Contained in opinion filed as
          Exhibit 8.1.)

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* To be filed by amendment or incorporated by reference in connection with an offering hereunder.